Exhibit 23(a)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Media Metrix, Inc. pertaining to the 1998 AdRelevance Stock Option Plan and the 1999 AdRelevance Stock Option Plan of our report dated February 22, 1999, except for the first paragraph of Note 1--Organization as to which the date is May 5, 1999, with respect to the financial statements of Media Metrix, Inc. included in its prospectus (dated October 26, 1999) for the registration of 3,000,000 shares of its common stock, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

                                            Ernst & Young LLP

New York, New York
November 8, 1999